Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW 100 S. Charles Street Suite 1200 Baltimore, Maryland 21201 T 443.392.9400 F 443.392.9499 nelsonmullins.com

June 21, 2019

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

10 Terrace Road

Ladera Ranch, California 92694

Re:	Post-Effective Amendment No. 3 to Registration Statement on Form S-11 Registration No. 333-220646

Ladies and Gentlemen:

We serve as Maryland counsel to Strategic Student & Senior Housing Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of the sale and issuance by the Company of up to $1,095,000,000 worth of shares (the “Shares”) of common stock, $0.001 par value per share, consisting of Class Y common stock and Class Z common stock offered in the primary offering and Class A common stock, Class T common stock, Class W common stock, Class Y common stock, and Class Z common stock offered pursuant to the Company’s distribution reinvestment plan (all such classes of common stock collectively, “Common Stock”). The Shares are registered under the Company’s Registration Statement on Form S-11, as amended to date (Registration No. 333-220646) or are being registered via an amendment to such Form S-11 (collectively, the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date of this opinion letter (this “Opinion Letter”). The Company has reserved the right to reallocate shares of Common Stock being offered among the classes of Common Stock and between the Company’s primary offering and the distribution reinvestment plan. This Opinion Letter is being provided at the Company’s request in connection with the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.

the Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Subscription Agreement attached to the prospectus as Appendix A ) in the form in which it was or is being transmitted to the Commission pursuant to the requirements of the 1933 Act;

2.

the Second Articles of Amendment and Restatement of the Company, as amended by the Articles of Amendment dated June 14, 2018 and the Second Articles of Amendment dated June 13, 2019 (together, the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS | NEW YORK

NORTH CAROLINA | SOUTH CAROLINA | TENNESSEE | WEST VIRGINIA

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

June 21, 2019

3.

the form of the Articles Supplementary to the Second Articles of Amendment and Restatement of the Company (the “Articles Supplementary,” and, together with the Charter, the “Amended Charter”), to be filed with the SDAT on or prior to the effective date of the above-referenced Registration Statement;

4.	the bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.	the Company’s Amended and Restated Distribution Reinvestment Plan dated May 1, 2018 (the “DRP”).

7.	the form of the new Second Amended and Restated Distribution Reinvestment Plan (the “ Second Amended and Restated DRP”), attached as Appendix B to the prospectus in the Registration Statement;

8.

resolutions adopted by the Board of Directors of the Company relating to the registration, sale and issuance of the Shares and the adoption of the DRP and the Second Amended and Restated DRP (the “Resolutions”), certified as of the date hereof by an officer of the Company; and

9.

such other documents and matters, certified or otherwise identified to our satisfaction, as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated in this Opinion Letter.

In expressing the opinions set forth below, we have assumed, with your consent, the following:

A.    We have assumed the completeness and authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies thereof, the genuineness of all signatures, the legal capacity and mental competence of natural persons, and that all information contained in all documents reviewed by us is true, correct and complete.

B.    As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

C.    The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in the Amended Charter.

D.    The Articles Supplementary, in substantially the form examined by us, shall have been timely filed with the SDAT in the form and manner required by law.

E.    The Second Amended and Restated DRP, in substantially the form examined by us, will become effective on or prior to the date that the first distributions are paid to a holder of Class Y common stock or Class Z common stock.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated in this Opinion Letter, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery of the Shares against payment therefor in the manner contemplated by the Resolutions, the Amended Charter, the DRP, the Second Amended and Restated DRP and the Registration Statement, and in accordance with applicable Blue Sky laws, will be validly issued, fully paid and non-assessable. No opinion is expressed in this Opinion Letter as to any matter other than the legality of the Shares.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

June 21, 2019

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth in this Opinion Letter are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion in this Opinion Letter concerning the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.

The opinions expressed in this Opinion Letter are limited to the matters specifically set forth in this Opinion Letter, and no other opinion shall be inferred beyond the matters expressly stated. This Opinion Letter is rendered as of the date hereof, and we assume no obligations to advise you of changes in law or fact (or the effect thereof on the opinions expressed in this Opinion Letter) that hereafter may come to our attention.

We hereby consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the use of the name of our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP